Delisting Determination,The Nasdaq Stock Market, LLC,
July 31, 2007, MTI Technology Corporation. The Nasdaq
Stock Market, LLC (the Exchange) has determined to remove from listing the common stock of MTI Technology
Corporation (the Company), effective at the opening of business on August 10, 2007. Based on a review of the information provided by the Company, Nasdaq
Staff determined that the Company no longer qualified for listing on the Exchange as it failed to comply with the following Marketplace Rules: 4310(c)(02)
4310(c)(04). The Company was notified of Staffs determination on April 18, 2007 and May 8, 2007.
The Company requested a review of the Staffs determination before the Listing Qualifications
Hearings Panel. Upon review of the information provided by the Company,the Panel determined that the Company did not qualify for inclusion on the Exchange based on its failure to comply with the following
Marketplace Rules: 4310(c)(02) and 4310(c)(04). The
Company was notified of the Panels decision on May 30, 2007. The Company did not request a review of the Panels decision by the Nasdaq Listing and Hearing Review Council (the Listing Council). The
Listing Council did not call the Panels decision for review. The Panels determination to delist the Company became final on July 16, 2007.